UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

MARYLAND (Brandywine Realty Trust)	001-9106	23-2413352
DELAWARE (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 15, 2011, Brandywine Realty Trust and Brandywine Operating Partnership, L.P. entered into binding agreements for lender commitments related to (i) a new $600 million four-year unsecured revolving credit facility (the “Revolving Credit Facility”) and (ii) three unsecured term loans in the initial aggregate amount of $600 million (collectively, the “Term Loans”), consisting of a $150 million three-year loan, a $250 million four-year loan and a $200 million seven-year loan.
Pursuant to our notice and satisfaction of customary terms and conditions, the Revolving Credit Facility and the Term Loans will close between January 15 and February 15, 2012 with a target date of February 1, 2012. We will use the proceeds from initial advances at closing to repay all balances then outstanding under, and concurrently terminate, our existing $600 million unsecured revolving credit facility and $183 million unsecured term loan facility, both scheduled to mature on June 29, 2012. Proceeds from advances under the Term Loans, after repayment of the foregoing balances under the existing facilities, will be available to retire the balance of our 5.75% unsecured notes at their maturity on April 1, 2012.
We have the option to increase the amounts available to be advanced under the Revolving Credit Facility, the $150 million three-year term loan, and the $250 million four-year term loan by an aggregate of $200 million, subject to customary conditions and limitations, by obtaining additional commitments from the current lenders and other financial institutions. We also have the option to extend the maturity dates of each of the Revolving Credit Facility, the $150 million three-year term loan and the $250 million four-year term loan by one year, subject to payment of an extension fee and other customary conditions and limitations. The $150 million three-year term and the $250 million four-year term loans can be prepaid at any time without penalty. The $200 million seven-year term loan is subject to a declining prepayment penalty ranging from 3% a year after closing, 2% after two years, 1% after three years and without penalty thereafter.
The spread to LIBOR for LIBOR-based loans under the Revolving Credit Facility and Term Loans will depend on our unsecured senior debt credit rating. Based on our current credit rating, the spread for such loans will be 150, 175, 175 and 190 basis points under the Revolving Credit Facility, the $150 million three-year term loan, the $250 million four-year term loan and the $200 million seven-year term loan, respectively. At our option, loans under the Revolving Credit Facility and Term Loans may also bear interest at a per annum floating rate equal to the higher of (x) the prime rate or (y) the federal funds rate plus 0.50% per annum. The Revolving Credit Facility contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loans to us at a reduced rate. We have executed hedging transactions that fix the rate on the $200 million seven-year term loan at a 3.623% average for its full term, and that fix the rate on $200 million of notional principal for the other loans at rates in a range of 2.470% to 2.704% for periods of three to four years, all commencing on February 1, 2012 and inclusive of the LIBOR spread based on the current investment grade rating.

Brandywine Realty Trust and Brandywine Operating Partnership, L.P. are jointly and severally obligated under the Revolving Credit Facility and the Term Loans. The Revolving Credit Facility and the Term Loans contain financial and operating covenants and restrictions. Under these covenants and restrictions, we, together with our subsidiaries, must maintain (i) a fixed charge coverage ratio greater than or equal to 1.5 to 1.00; (ii) a leverage ratio less than or equal to 0.60 to 1.00, subject to specified exceptions; (iii) a ratio of unsecured indebtedness to unencumbered asset value less than or equal to 0.60 to 1.00, subject to specified exceptions; (iv) a ratio of secured indebtedness to total asset value less than or equal to 0.40 to 1.00; and (v) a ratio of unencumbered cash flow to interest expense on unsecured debt greater than or equal to 1.90 to 1.00. In addition, we may not pay dividends or make distributions with respect to our equity in excess of 95% of our funds from operations (FFO) except to the extent necessary to enable Brandywine Realty Trust to continue to qualify as a REIT for Federal income tax purposes. These covenants and restrictions also limit our ability to incur additional indebtedness, grant liens on assets and enter into negative pledge agreements, merge, consolidate or sell all or substantially all of our assets and enter into transactions with affiliates. The Revolving Credit Facility and Term Loans are subject to customary events of default and are cross-defaulted with one another.

The Revolving Credit Facility, the $150 million three-year term loan and the $250 million four-year term loan were arranged jointly by J.P. Morgan Securities LLC and Bank of America Merrill Lynch with PNC Capital Markets LLC serving as documentation agent on each financing and joined as an additional documentation agent by RBS Citizens on the Revolving Credit Facility, RBC Capital Markets on the $150 million three-year term loan and Citibank N.A. on the $250 million four-year term loan. The $200 million seven-year term loan was arranged jointly by PNC Capital Markets LLC and Capital One, National Association with Regions Bank serving as the documentation agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

 See Item 1.01 above

Item 8.01 Other Events

On December 15, 2011, we issued a press release announcing our entry into binding unsecured revolving and term loan agreements as discussed above. We have attached a copy of the press release as Exhibit 99.1 and incorporated this exhibit by reference herein.

Item 9.01    Financial Statements and Exhibits
Exhibits

99.1	Press Release dated December 15, 2011

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST

By:	/s/ Howard M. Sipzner
Howard M. Sipzner Executive Vice President and Chief Financial Officer

BRANDYWINE OPERATING PARTNERSHIP, L.P., BY BRANDYWINE REALTY TRUST, ITS SOLE GENERAL PARTNER

By:	/s/ Howard M. Sipzner
Howard M. Sipzner Executive Vice President and Chief Financial Officer

Date: December 15, 2011